EXHIBIT 10.57

SECOND AMENDMENT TO CREDIT AGREEMENT
AND WAIVER OF DEFAULT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of February 28, 2011, by and between ENGLOBAL CORPORATION, a Nevada corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 29, 2009, as amended from time to time ("Credit Agreement").

WHEREAS, Borrower is in default of certain provisions of the Credit Agreement.

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
1.    Section 1.1. (c) is hereby deleted in its entirety, and the following substituted therefor:

"(c)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”): provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Dollars ($2,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

If Borrower should request that any Letter of Credit be issued for which the expiry date of the Letter of Credit is later than the maturity date of the Line of Credit, then on or before maturity of the Line of Credit, Borrower shall deposit, or cause to be deposited into a Cash Collateral Account, cash, cash equivalents and/or publicly traded/quoted marketable securities (acceptable to Bank in its sole discretion) with an aggregate fair market value (determined by Bank in its sole discretion) not at any time less than the amount of the Unpaid and Undrawn Balance (as defined below), if any. If Borrower shall fail to collateralize the Letters of Credit in this manner, then Bank may in its discretion, at or after maturity of the Line, advance funds under the Line of Credit in an amount approximately equal to the Unpaid and Undrawn Balance, and deposit such funds into a Cash Collateral Account established by Bank, which shall secure such Letters of Credit. "Unpaid and Undrawn Balance" means, at any time, the entire amount that has not been paid by Bank under all the Letters of Credit issued for Borrower's account, including, without limitation, the amount of each draft on which Bank has not yet effected payment as well as the amount undrawn under all such Letters of Credit.

Each drawing paid under a Letter of Credit after maturity of the Line of Credit shall be reimbursed to Bank by a draw under the Line of Credit or by a debit to the Cash Collateral Account, unless Borrower immediately pays such amount to Bank by other means. Bank is authorized to debit the Cash Collateral Account and apply such funds to repay to Bank amounts drawn under Letters of Credit and any related fees, if such amounts are not otherwise paid to Bank.

Bank shall release portions of the Cash Collateral to Borrower as Letters of Credit expire and the Unpaid and Undrawn Balance diminishes, unless for any reason any indebtedness to Bank remains unpaid or any potential liability of Bank relating to Letters of Credit issued in connection with the Line of Credit remains outstanding, in which case Bank may continue to hold such funds and the Cash Collateral Account to secure such indebtedness and liabilities."

2.    Section 1.4 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.4.    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause ENGlobal U.S., Inc., ENGlobal Government Services, Inc. and ENGlobal Emerging Markets, Inc. to grant to Bank security interests of first priority in all accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”

3.    Section 1.5. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.5.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by ENGlobal U.S., Inc. a Texas corporation, ENGlobal Government Services, Inc. a Texas corporation and ENGlobal Emerging Markets, Inc. a Texas corporation, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.”

4.    Section 4.3. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)    not later than 90 days after and as of the end of each fiscal year form 10K as filed with S.E.C;

(b)    not later than 45 days after and as of the end of each fiscal quarter form 10Q as filed with S.E.C.;

(c)    not later than 45 days after and as of the end of each fiscal quarter, a consolidating financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and cash flow statement;

(d)    not later than 45 days after and as of the end of each fiscal quarter, a financial statement of ENGlobal Emerging Markets, Inc., prepared by Borrower or ENGlobal Emerging Markets, Inc, to include to include balance sheet, income statement and cash flow statement;

(e)    not later than 30 days after and as of the end of each month, a borrowing base certificate, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and immediately upon each request from Bank, a list of the names and addresses of all Borrower's account debtors;

(f)    Borrower will provide on a quarterly basis a certificate of compliance signed by Senior Financial Officer showing compliance with all financial covenants. Within 30 days of the end of each fiscal year end a financial projection for at least the next fiscal year consisting of income statement, balance sheet, and cash flow statement broken down by quarter;

(g)    from time to time such other information as Bank may reasonably request.”

5.    (a)    Borrower has notified Bank of the following breach of the terms of the Credit Agreement:

Failure to maintain the Fixed Charge Coverage Ratio required by Section 4.9(c) of the Credit Agreement for the period ending December 31, 2010.

Subject to the terms and conditions set forth herein, Bank has decided to waive its default rights with respect to (A) the breach described in (i) above for the period ending December 31, 2010. This waiver applies only to the specific instances described above. This is not a waiver of any subsequent breach of the same provisions of the Credit Agreement, nor is it a waiver of any breach of any other provision of the Credit Agreement.

(b)    Borrower has notified the Bank of a reorganization of Borrower and its subsidiaries, as more fully detailed in The letter dated March 7, 2011 sent to the Bank (the Transaction). The Transaction may violate Section 5.4 and Section 6.1 of the Credit Agreement. Subject to the following conditions, Bank consents to the Transaction.

•At the time of the Transaction, no Event of Default as defined in the Credit Agreement, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing.

•Borrower shall do all acts and things and execute and deliver, or cause any of its subsidiaries to execute and deliver, any additional documents, such as guaranties, security agreements, and financing statements, deemed by Bank as necessary, proper or convenient in connection with the preservation, perfection or enforcement of its rights under the Loan Documents.

•Borrower shall provide documentation satisfactory to Bank, in its sole discretion, evidencing the assumption by the surviving entities of all assets and liabilities of the merged entities.

(c)    Except as expressly stated in this Amendment, Bank reserves all of the rights, powers and remedies available to Bank under the Credit Agreement and any other contracts or instruments signed by Borrower, including the right to cease making advances to and the right to accelerate any indebtedness, if any subsequent breaches of the same provisions or any other provisions of the Credit Agreement should occur.

6.    In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $15,000.00. If Bank has not received payment in full of said fee upon signing of this Amendment, this waiver shall immediately terminate without further notice and Bank may exercise any and all rights, powers and remedies available under the Credit Agreement and any other contracts or instruments signed by Borrower.

7.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

8.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

ENGLOBAL CORPORATION
By: /s/ R.W. Raiford
R.W. Raiford, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ David Jones
David Jones, Senior Relationship Manager

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